UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 23, 2011

Date of Report (Date of earliest event reported)

NAVARRE CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	000-22982	41-1704319
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7400 49th Avenue North, Minneapolis, MN		55428
(Address of principal executive offices)		(Zip Code)

(763) 535-8333

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On December 23, 2011, Navarre Corporation (the “Company”) entered into a consulting agreement (the “Agreement”) with Golden Rule Advisors, L.L.C. (the “Consultant”), of which entity Bradley J. Shisler, a director of the Company, is the sole member.

Under the Agreement, the Consultant agreed to provide, on a non-exclusive basis, strategic planning and other advisory services to the Company, and the fee for such services will accrue at an hourly rate of $200 per day for less than five hours worked per day, or $1,000 per day for more than five hours worked. The Company also agreed to reimburse the Consultant for reasonable expenses incurred in connection with the Agreement, with prior approval required in certain circumstances. However, in no event may fees and expenses exceed $120,000 during any 12-month period. The term of the Agreement is for a period of three months, with automatic renewals for successive one month periods after the initial term. Any party may terminate the Agreement on written notice at any time.

The full text of the Agreement is attached as Exhibit 10.1 to this Current Report and is incorporated herein by reference. The foregoing does not purport to be a complete summary of the Agreement and is qualified in its entirety by reference to Exhibit 10.1.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Consulting Agreement dated December 23, 2011 by and between Navarre Corporation and Golden Rule Advisors, L.L.C.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2011	NAVARRE CORPORATION

	By:	/s/ Ryan F. Urness
Name: Ryan F. Urness
Title: Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Consulting Agreement dated December 23, 2011 by and between Navarre Corporation and Golden Rule Advisors, L.L.C.